Exhibit 99.2

Patrick Rogers Joins Cirque Energy Board of Directors

MIDLAND, MI—(BUSINESS WIRE)—Cirque Energy, Inc. (OTC Pink: EWRL) has appointed Patrick Rogers to its board of directors. Mr. Rogers is the CEO of the Laguna Group, Inc., a television and film production company.

“Pat has exceptional expertise in the technology industry and will be a terrific addition to our board,” said Roger Silverthorn, Cirque Energy chairman and chief executive officer. “His deep experience in developing, financing, operating, and marketing early-stage companies will be incredibly valuable to Cirque’s continued growth.”

Mr. Rogers’ career spans more than three decades in the media, entertainment, technology, casino and gaming industries. He was the founder and CEO of Win Win Gaming, Inc., developing lottery opportunities throughout China, and he served as the president and CEO of Internet Gaming Solutions, Inc., an early leader in the development of regulated online gaming in Nevada. Earlier in his career Mr. Rogers was the Corporate Vice President of Eastern European Marketing for Mirage Resorts, Inc., focusing on Russian casino player development for the Bellagio and Mirage Hotel Resorts, and he served as the general manager of two casino operations for Players International Casino in Nevada and Illinois.

Mr. Rogers, 57, resides in Las Vegas, Nevada.

About Cirque Energy, Inc.

As an energy services company, Cirque Energy, Inc. is focused on the generation and delivery of clean energy and energy efficient solutions, including combined heat and power projects, industrial cogeneration, waste-to-energy, biomass, natural gas, and building energy efficiency improvements. Cirque provides these services to a diverse client base, including industrial and commercial customers; municipalities, universities, schools, and hospitals; and federal, state and local clients.

Forward-Looking Statements

This release may contain forward-looking statements relating to the business of Cirque. All statements other than historical facts are forward-looking statements, which can be identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. These statements involve risks and uncertainties that may cause actual results to differ materially from those anticipated, believed, estimated or expected. These risks and uncertainties are described in detail in our filings with the Securities and Exchange Commission. Forward-looking statements are based on Cirque's current expectations and beliefs concerning future developments and their potential effects on Cirque. There is no assurance that future developments affecting Cirque will be those anticipated by Cirque. Cirque undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required under applicable securities laws.

Cirque Energy, Inc.:

David Morgan

Chief Financial Officer

Office: (888) 963-2622

davidm@cirque-energy.com